WHY WE LIKE THIS PAINTING

- *Untitled* is a unique 1984 artwork by iconic American artist, Keith Haring. The imagery is emblematic of Haring's distinct style, inspired by comics, graffiti and Pop art.
- The Painting has an exceptional museum exhibition history and has been shown at four institutions since 2005. The work glows in the dark with the presence of a blacklight, producing an effect very familiar to Haring from the downtown New York club scene of the 1980s.
- Haring's top works on canvas have sold in excess of $5 million at auction, including the second most expensive painting by the artist, *Untitled* (1986), which measures 60 inches by 60 inches, like the Painting, and recently sold for $5,779,200 in May 2021.
- Although there are no guarantees, similar works have appreciated by 17.8% annualized historically from 1985 to 2020.
- Keith Haring's market has grown over the last decade, but is still behind his close friends and contemporaries, Andy Warhol and Jean-Michel Basquiat, who have seen prices in excess of $100 million at auction.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$28,793,658

2020 Number of Lots Sold
541



Keith Haring (1958–1990)



Keith Haring was an American artist whose Pop and graffiti aesthetic drew out of the New York City street culture of the 1980s.

INVESTMENT THESIS

Price Appreciation of Similar Works

17.8% ?

Initial Offering

$3,441,000

Similar Sales ?


$3.0m
$2.0m
$1.0m
$0.0m
84
89
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04
09
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Investment Overview

Offering Circular		sec.gov/edgar
Auction History	significant	36 years
2020 Auction Sales	moderate	$28,793,658
Repeat Sales		view

0% Progress

INVEST NOW

DEAL SHEET

KEITH HARING

b. 1958, PENNSYLVANIA–d. 1990, NEW YORK



Acrylic on muslin | 60 × 60 in. (152 × 152 cm.)

Keith Haring (1958-1990) was an American artist whose pop and graffiti aesthetic drew out of the New York City street culture of the 1980s.

17.8%

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

$3,441,000

INITIAL OFFERING

The Painting is a unique, bright and detailed example of Keith Haring's signature style and, as of September 17, 2021, has been exhibited in four institutions since 2005. The Painting depicts a larger-than-life central orange head with multiple expressive faces against a blue background. Meanwhile, the artist's signature use of vibration lines animates the grotesque figure with movement and speech.Emblematic of Haring's distinct aesthetic, the execution of the Painting demonstrates his engagement with the visual language of comics, graffiti tags and pop art. The Painting is rendered in acrylic and glows in the dark with the presence of a blacklight, which recalls other paintings for which Haring used day-glo paint, influenced perhaps by the downtown New York club scene of the 1980s.

Haring's top works on canvas have sold in excess of $5 million at auction, including the second most expensive painting by the artist, *Untitled* (1986), which measures 60 by 60 inches, like the Painting, and sold for $5,779,200 on May 12, 2021 at Sotheby's in New York.The inventive composition, large scale, institutional exhibition history, bright colors and execution make the Painting a particularly desirable work by the artist. Haring created dozens of murals and public works in his lifetime in cities such as New York, Antwerp, Berlin, and Tokyo, many of which were created for charities or involved collaborations with children. Haring's work continues to be collected around the world and is included as part of the permanent collection in important institutions such as the Museum of Modern Art, the Whitney Museum of American Art and the Los Angeles County Museum of Art, among many others. Keith Haring's records at auction have recently started to keep pace with his achievements, and as of September 17, 2021, six of the artist's top ten records at auction were sold within the past three years. Keith Haring's market has grown over the last decade, but is still behind his close friends and contemporaries, Andy Warhol and Jean-Michel Basquiat, who have seen prices in excess of $100 million at auction. As of September 17, 2021, Haring's top three auction records include *Untitled* (1984), which sold on June 30, 2021 for £4,301,250 ($5,937,264), *Untitled* (1986), which sold on May 12, 2021 for $5,779,200, and *The Last Rainforest* (1989), which sold on June 28, 2016 for £4,181,000 ($5,565,747).

HARING'S TOP AUCTION RECORDS INCLUDE *UNTITLED* (1984), WHICH SOLD ON JUNE 30, 2021 FOR £4,301,250 ($5,937,264), *UNTITLED* (1986), WHICH SOLD ON MAY 12, 2021 FOR $5,779,200, AND *THE LAST RAINFOREST* (1989), WHICH SOLD ON JUNE 28, 2016 FOR £4,181,000 ($5,565,747).

AUCTION RESULTS FOR SIMILAR WORKS[2]


$4M
$3M
$2M
$1M
1984
1986
1989
1992
1995
1998
2000
2003
2006
2009
2012
2014
2017
2020

Keith Haring (b. 1958, Pennsylvania - d. 1990, New York) was raised in Kutztown, Pennsylvania, and at a young age, learned to draw from his father, who was an amateur cartoonist. Around the age of sixteen, Haring decided to become an artist, and when he graduated high school in 1976, enrolled in the Ivy School of Professional Art in Pittsburgh. Haring soon realized he did not wish to pursue a career as an illustrator and dropped out after two semesters. Haring then moved to New York City and enrolled in the School of Visual Arts in 1978. Though by 1980 Haring's artistic practice had become diverse in media and approach, he became particularly well known for the white chalk drawings he executed on black poster paper and pasted in the NYC subway system. Cartoon figures drawn in a thick outline, like the 'radiant baby', became synonymous with Haring's aesthetic and earned him a spot in the now legendary Times Square Show, which was organized by COLAB (Collaborative Projects) in 1980 and featured one hundred up and coming artists like Jean-Michel Basquiat, Nan Goldin and Jenny Holzer. Following the show's success, Haring began to work with Tony Shafrazi, who organized a well-received solo exhibition of his work in 1982.


The
MANNY, MOE &





The Painting is rendered in acrylic and glows in the dark with the presence of a blacklight, which recalls other paintings for which Haring used day-glo paint, influenced perhaps by the downtown New York club scene of the 1980s.



KEITH HARING,

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise selected paintings by Keith Haring that were created between 1981 and 1990 that measure between 40 inches by 40 inches and 100 inches by 100 inches, excluding works created on vinyl tarpaulin, plywood, panel or on shaped canvas, in mixed media, works of the 'Red Yellow Blue' series and "Sneeze" (1984), compositions with sexual content, and Walt Disney subjects or commercial brand logos. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. On November 18, 1998, the Painting was "bought-in" at Sotheby's New York, at an estimate of $45,000 to $65,000. The realized prices comprised by this set of transactions have increased at an estimated 17.8% CAGR implied from selected sales occurring from February 23, 1985 to July 28, 2020.

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